EXHIBIT 10
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                          AMENDMENT NUMBER TWO TO THE
                            CANANDAIGUA BRANDS, INC.
                         LONG-TERM STOCK INCENTIVE PLAN


     This Amendment Number Two to the Canandaigua Brands, Inc. Long-Term Stock Incentive Plan, as amended (the "Plan"), was approved pursuant to Section 19 of the Plan by the Board of Directors of Canandaigua Brands, Inc. (the "Company"), acting in its capacity as the Committee under the Plan, and by the stockholders of the Company. Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan and Annex A thereto.

     The Plan is hereby amended to increase the number of shares of the Company's Common Stock with respect to which Awards may be made under the Plan from four million shares to seven million shares by amending the first sentence of the first paragraph of Section 4 of the Plan to read in its entirety as follows:

          The total number of shares of the Company's Common Stock available for Awards under the Plan in the aggregate shall not exceed seven million shares.

     In witness whereof, Canandaigua Brands, Inc. has caused this instrument to be executed as of July 20, 1999.
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                                            CANANDAIGUA BRANDS, INC.

                                            By:  /s/ Richard Sands
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                                                 Richard Sands, President